Filed Under Rule 424(b)(2), Registration Statement No. 333-101647

Pricing Supplement No. 42—dated September 29, 2008 (To: Prospectus Dated December 18, 2002 and Prospectus Supplement Dated April 25, 2003)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
26054LFF5	$7,982,000.00	100.000%	1.000%	$7,902,180.00	6.00%	SEMI- ANNUAL	10/15/2013	4/15/2009	$32.17	YES	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 10/15/2009 and every coupon date thereafter

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Charles Schwab & Co. Inc.,

Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wachovia Securities, LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the Interest Payment Date occurring any time on or after 10/15/2009 at a redemption price equal to 100% of the principal amount of The Dow Chemical Company InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

26054LFG3	$1,798,000.00	100.000%	1.200%	$1,776,424.00	6.50%	SEMI- ANNUAL	10/15/2015	4/15/2009	$34.85	YES	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 10/15/2009 and every coupon date thereafter

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Charles Schwab & Co. Inc., Citigroup Global Markets Inc.,

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wachovia Securities, LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the Interest Payment Date occurring any time on or after 10/15/2009 at a redemption price equal to 100% of the principal amount of The Dow Chemical Company InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

26054LFH1	$6,975,000.00	100.000%	1.500%	$6,870,375.00	7.00%	SEMI- ANNUAL	10/15/2018	4/15/2009	$37.53	YES	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 10/15/2009 and every coupon date thereafter

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Charles Schwab & Co. Inc.,

Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wachovia Securities, LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the Interest Payment Date occurring any time on or after 10/15/2009 at a redemption price equal to 100% of the principal amount of The Dow Chemical Company InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

The Dow Chemical Company

Trade Date: Monday, September 29, 2008 @ 12:00 PM ET

Settle Date: Thursday, October 2, 2008

Minimum Denomination/Increments: $1,000/$1,000

All trades settle flat and clear SDFS: DTC Book-Entry Only

DTC number: 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a Business day

(as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trade mark of INCAPITAL, LLC. All rights reserved

The Dow Chemical Company The Dow Chemical Company InterNotes

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